[RP Financial, LC. Letterhead]


                               September 13, 1999



Board of Directors
Mutual Federal Savings
110 East Charles Street
Muncie, Indiana  47305-2499

Members of the Board of Directors:

     We hereby consent to the use of our firm's name in the Application for Conversion on Form AC of Mutual Federal Savings Bank and any amendments thereto, and in the Form S-1 Registration Statement, and any amendments thereto, for MFS Financial, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings including the Prospectus of MFS Financial, Inc., which is a part of this registration statement.


                                                         Sincerely,

                                                         /s/ RP Financial, LC.

                                                         RP FINANCIAL, LC.